EMPLOYMENT AGREEMENT
DATE:	September 6, 2002
PARTIES:	eCollege.com, a Delaware corporation (the "Company")
("Employee")	Robert S. Haimes, a resident of Colorado

WHEREAS, the Company is engaged in the business of online web production, online education and online training. Employee is currently employed by the Company as Senior Vice President of Market and Product Management. The Company desires to continue to employ and retain the unique experience, abilities, and services of Employee as Senior Vice President of Market and Product Management, in the Company's office in Denver, Colorado.

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

  EMPLOYMENT
    Term. The term of this Employment Agreement (the "Agreement") shall commence on the date first written above. The term of this Agreement shall continue until termination in accordance with Section 5 of this Agreement, or until either the Company provides the Employee, or the Employee provides the Company, with written notice to the contrary.
    Duties. Company shall employ Employee as Senior Vice President of Market and Product Management. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and agrees to devote his full time and attention to the performance of his duties under this Agreement. The duties of Employee are as set forth in Schedule A attached hereto. Employee shall perform such specific duties and shall exercise such specific authority as may be assigned to Employee from time to time by the Employee's supervisor, the CEO of the Company or by the Executive Vice President of the Company. In performing such duties, Employee shall be subject to the direction and control of the CEO. Employee further agrees that in all aspects of such employment, Employee shall comply with the policies, standards, and regulations of the Company established from time to time, and shall perform his/her duties faithfully, intelligently, to the best of his/her ability, and in the best interest of the Company. The devotion of reasonable periods of time by Employee for personal purposes or charitable activities shall not be deemed a breach of this Agreement, provided that such purposes or activities do not materially interfere with the services required to be rendered to or on behalf of the Company; however, any outside business activities that are not first submitted in writing to the CEO of the Company, and approved in writing by the CEO shall be deemed a breach of this Agreement.
  COVENANT NOT TO COMPETE; NON-SOLICITATION; CONFIDENTIALITY
    Noncompetition. During the term of this Agreement and for a period of six (6) months after the termination of this Agreement, Employee shall not, within the United States, directly or indirectly, (1) own (as a proprietor, partner, stockholder, or otherwise) an interest of five percent (5%) or more in, or (2) participate (as an officer, director, or in any other capacity) in the management, operation, or control of, or (3) perform services as or act in the capacity of an employee, independent contractor, consultant, or agent of any enterprise engaged, directly or indirectly, in the online education and online training business or in competition with any other business conducted by the Company except with the prior written consent of the CEO of the Company. Employee expressly agrees that this noncompete provision is necessary to protect the Company's trade secrets, and is further justified by virtue of the fact that Employee is a member of the Company's management or executive staff. Employee further acknowledges and agrees that the restrictions set forth in this Agreement are reasonable.
    Non-Solicitation. During the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement, Employee shall not, directly or indirectly, contact, solicit or direct any person, firm, or corporation to contact or solicit, any of the Company's customers, prospective customers, or business brokers for the purpose of selling or attempting to sell, any products and/or services that are the same as or similar to the products and services provided by the Company to its customers during the term hereof. In addition, the Employee will not disclose the identity of any such business brokers, customers, or prospective customers, or any part thereof, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; and solicit or accept if offered to him/her, with or without solicitation, on his/her own behalf or on behalf of any other person, the services of any person who is an employee of the Company, nor solicit any of the Company's employees to terminate employment with the Company, nor agree to hire any employee of the Company into employment with himself/herself or any company, individual or other entity.
    Confidentiality. Employee acknowledges and agrees that all product specifications, product planning information, lists of the Company's customers and suppliers, financial information, and other Company data related to its business ("Confidential Information") are valuable assets of the Company. Except for information that is a matter of public record, Employee shall not, during the term of this Agreement or after the termination of employment with the Company, disclose any Confidential Information to any person or use any Confidential Information for the benefit of Employee or any other person, except with the prior written consent of the Company.
    Ideas, Inventions. The Employee recognizes and agrees that all ideas, inventions, enhancements, plans, writings, and other developments or improvements (the "Inventions") conceived by the Employee, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Company's business operations or that relate to any of the Company's work or projects, are the sole and exclusive property of the Company. The Employee further agrees that (1) he will promptly disclose all Inventions to the Company and hereby assigns to the Company all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are "work made for hire." At the request of and without charge to the Company, the Employee will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments or other instruments. Notwithstanding the foregoing, the Company hereby notifies the Employee that the provisions of this Section 2)c) shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on the Employee's own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by the Employee for the Company.
    Nondisparagement. During the term of this Agreement and for a period of two years following the voluntary or involuntary termination of this Agreement, the Employee shall not make any statements concerning the Company that would tend to diminish the esteem, respect, good will, or confidence in which the Company is held by members of the community in which the Company, or its officers, directors and employees, conduct their business affairs or that would provoke adverse or derogatory feelings or opinions in such members of those communities as to the Company.
    Return of Documents. Employee acknowledges and agrees that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of employment with the Company or upon the written request of the Company.
    Injunction. Employee agrees that it would be difficult to measure damage to the Company from any breach by Employee of Section 2)a), 2)b), 2)c), 2)d) or 2)e) and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach or take steps preliminary to breaching Section 2)a), 2)b), 2)c), 2)d) or 2)e), the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Company.
    Injunction. No Release. Employee agrees that the termination of employment with the Company or the expiration of the term of this Agreement shall not release Employee from any obligations under Section 2)a), 2)b), 2)c), 2)d), 2)e) 2)f) or 2)g).
    Enforceability; Severability of Covenants. For purposes of Sections 2)a) and 2)b) above, the covenants in such sections shall be construed as separate and distinct covenants. In the event a court of competent jurisdiction finds any of such covenants to be so overbroad as to be unenforceable, it is the intent of the parties that such covenant be reduced in scope by the court, but only to the extent deemed necessary by the court to render the covenant reasonable and enforceable, keeping in mind that it is the intent of the parties to give the Company the broadest lawful protection. If the court declines to reduce the scope of a covenant it finds unenforceable, such unenforceable covenant shall be deemed eliminated and shall not affect the enforceability of any other covenant contained in this Section.
  COMPENSATION
    Base Compensation; Bonus Compensation. In consideration of all services to be rendered by Employee to the Company, the Company shall pay to Employee compensation as described in Schedule A of this Agreement.
    Other Benefits. Employee has been provided with a brochure of the Company's general benefits. Employee agrees and acknowledges that the benefits provided by the Company may be changed or amended from time to time, and at any time, at the sole discretion of the Company.
  COMPANY POLICIES
    General Policy Descriptions. Employee has been provided with a description of several policies, standards and regulations of the Company including a description of the Personal Days Policy, Travel Policy, and Expense Reimbursement Policy.
    Abide by All Policies Established by the Company. Employee agrees to abide by all policies, standards and regulations of the Company.
    Changes to Company Policies. Employee agrees and acknowledges that the Company's policies may be created, eliminated, changed or amended from time to time, and at any time, at the sole discretion of the Company.
  TERMINATION
    At-Will Employment. Employee agrees and acknowledges that, just as he has the right to terminate his employment with the Company at any time for any reason, the Company has the same right, and may terminate his employment with the Company at any time for any reason.
    Severance. In the event of the involuntary termination of Employee by the Company, which termination is not termination for cause as set forth in Paragraph 5)c) below, the Company shall provide Employee with severance pay equal to six (6) months of Employee's base salary paid on the Company's normal payroll dates ("Severance"), plus/less any positive/negative accrued vacation days, provided that the Employee executes a severance agreement waiving any claims against the Company and in which the Company waives claims against the Employee.
    Immediate Termination. The employment of Employee by the Company may be terminated immediately in the sole discretion of the either the CEO, Chairman of the Board, President, Executive Vice President, or the Board of Directors of the Company upon the occurrence of any one of the following events:
      After Employee receives written notice of conduct which is in violation of policies, standards, and regulations of the Company as established from time to time and after the prescribed period of time to correct the conduct has expired, the Employee willfully and continuously fails or refuses to comply with the policies, standards, and regulations of the Company;
      Employee engages in fraud, dishonesty, or any other act of material misconduct in the performance of Employee's duties on behalf of the Company;
      Employee fails to perform any material provision of this Agreement to be performed by Employee, provided however, that if such breach can be cured, the Employee will receive reasonable, written notice of breach and opportunity to cure such breach; or
      Employee violates one or more of the rules identified on Schedule B.
  FACILITIES AND PERSONNEL
    Workspace and Supplies. Employee shall be provided a workspace at the Company's executive headquarters. The Company shall provide all such facilities, supplies, and services as the Company determines are reasonably required for the performance of Employee's duties under this Agreement.
  REPRESENTATIONS, WARRANTIES AND COVENANTS OF EMPLOYEE
    No Other Employment Agreements. Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Employee is subject, which prevents Employee from entering into this Agreement or from performing fully Employee's duties under this Agreement.
    No Violation of Prior Agreements. Employee represents, warrants and covenants that Employee shall not, in the course of employment with the Company, use or provide any information, intellectual property, or other materials in violation of any prior contractual obligation.
  MISCELLANEOUS PROVISIONS
    Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, successors, and assigns.
    Notices. Any notice, election, waiver, consent, acceptance or other communication required or permitted to be given under this Agreement shall be in writing and shall be hand delivered, transmitted via fax, by e-mail or sent via nationally recognized third party delivery (such as Federal Express or UPS) for next day delivery, addressed to the parties as follows:

    If to Company:

    eCollege.com
    Attn: CEO
    4900 South Monaco Street
    Denver, Colorado 80237
    Fax: 1-303-873-7449

    If to Employee:

    Robert S. Haimes
    23042 Black Bear Trail
    Conifer, CO 80433

    Any notice or other communication shall be deemed to be given at the date the notice is hand delivered to the individual, the date the notice is sent via fax, or the date following the date of deposit with any nationally recognized third party delivery (such as Federal Express or UPS) for next day delivery to the addressee. The addresses to which notices or other communications shall be sent may be changed from time to time by giving written notice to the other party as provided in this Paragraph.

    Amendments. This Agreement may be amended only by an instrument in writing executed by all the parties.
    Entire Agreement. This Agreement (including the schedules) sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter. Employee understands that no individual is authorized to add, modify or vary the terms of this Agreement except in writing by the CEO or Executive Vice President of the Company.
    Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Fax signatures shall have the same effect as an original signature.
    Severability. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired
    Waiver. A provision of this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.
    Further Assurances. From time to time, each of the parties shall execute, acknowledge, and deliver any instruments or documents necessary to carry out the purposes of this Agreement.
    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties to this Agreement, any right or remedy of any nature whatsoever.
    Expenses. Except as otherwise provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated by this Agreement.
    Exhibits. The exhibits and schedules referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement.
    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Colorado.
    Arbitration.
      Except for any claim to unemployment compensation or workers' compensation, any dispute, claim or controversy concerning the terms and conditions of this Agreement, any claimed breach thereof, or any aspect of Employee's employment with the Company, shall be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as modified in this Agreement, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having competent jurisdiction.
      The arbitrator shall be selected by the mutual agreement of the parties. If the amount in dispute exceeds $250,000, the parties shall select, by mutual agreement, a panel of three arbitrators, rather than one arbitrator, to resolve the dispute.
      The arbitration shall be conducted in Denver, Colorado. Reasonable discovery shall be permitted as determined by the arbitrator or arbitrators. The Company shall pay the costs of the arbitrator or arbitrators for any arbitration under this Agreement. Each party shall otherwise pay his, her or its own costs and attorneys fees, except as otherwise provided by law.
      Except as otherwise provided herein, this arbitration procedure is the exclusive remedy for any contractual, non-contractual or statutory claim of any kind, including claims arising under federal, state and local statutory law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et seq.; the Colorado Anti-Discrimination Act of 1957, C.R.S. Section 24-34-401 et seq.; and common law or equitable claims alleging breach of contract, defamation, fraud, outrageous conduct, promissory estoppel, violation of public policy, wrongful discharge, or any other tort, contract or equitable theory. However, this arbitration procedure is not intended to preclude the filing of a charge with the EEOC, NLRB or other administrative agency by Employee at any time, and, to the extent that Employee is required to exhaust administrative remedies before obtaining legal relief, Employee can and must exhaust administrative remedies prior to pursuing arbitration under this Agreement.
      By signing this Agreement, Employee voluntarily, knowingly and intelligently waives any right Employee may otherwise have to seek remedies in court, including the right to a jury trial.
      To the extent any provision of this paragraph shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of this paragraph shall remain in full force and effect.
    Survival Beyond Termination. All provisions that by their terms survive termination or expiration and all rights and obligations under those provisions shall survive any voluntary or involuntary termination or expiration of this Agreement in accordance with the respective terms of such provisions.

eCollege.com
By: /s/ Oakleigh Thorne Oakleigh Thorne, CEO
/s/ Robert S. Haimes Robert S. Haimes, Individually

SCHEDULE A

COMPENSATION AND DUTIES

  SALARY. Employee's salary shall continue at its current level of $187,000 annually. Employee's target bonus, pursuant to the eCollege Incentive Compensation Plan and subject to the discretion of the Board of Directors, is $74,800 and is based on Employee achieving the individual objectives agreed to by Employee and the CEO, and approved of by the Company's Compensation Committee ("Approved Objectives").
  SALARY ADJUSTMENT. Employee's base compensation may be increased, at the time of the next annual merit increases for executive management, as determined by the Compensation Committee in its sole discretion.
  BONUS/OTHER COMPENSATION. Employee bonus compensation, whether in cash, Company stock, or other consideration, may be provided to Employee as determined from time to time by the Compensation Committee or the CEO of the Company; the Company has no requirement to provide Employee with bonus compensation of any type.
  STOCK OPTIONS. Employee has previously received stock options. Employee may be issued additional stock options at the discretion of the Board of Directors and subject to approval of the Compensation Committee. All unvested options shall vest on a Change in Control of the Company if Employee is terminated within the first twelve (12) months after the Change in Control provided termination is not pursuant to Section 5)c) of this Agreement. All terms of the options shall be more fully described in the Stock Option Agreement.
  JOB DESCRIPTION. As Senior Vice President of Market and Product Management, Employee is responsible for directing the company's marketing and product management activities. Employee's general duties include:
    Strategic development: Work across the executive team to define & communicate the company positioning and product benefits;
    Product Plan Development: Create annual product plans; establish processes to move projects effectively through all steps in ideation; definition (including business cases); development; development and deployment of new product initiatives;
    Marketing plan development: Direct marketing objectives, strategies, and tactics; establish annual tactical calendar;
    Direct tactical execution including creative direction and evaluation for all active projects;
    Performance tracking of department initiatives, programs and processes - Establish expectations and criteria for review and assessment;
    Coordinate cross-functioning relations of all internal departments; and
    Develop and manage annual marketing and product management budgets.

5) OTHER DUTIES. Employee's duties may vary from time to time as determined by the CEO or the Executive Vice President of the of the Company.

Employee acknowledges that he has read and fully understands all terms set forth in this Schedule A.

/s/ Robert S. Haimes Robert S. Haimes

SCHEDULE B

All employees must abide by the following rules of the Company:

  HONESTY. Employees shall conduct their affairs with honesty and integrity and shall not engage in fraud, dishonesty or any act of material misconduct.
  SIGNING AGREEMENTS. Employees shall not sign any document or agreement that creates a legally binding obligation on the Company. The only persons authorized to sign agreements are the CEO and the Executive Vice President.
  WRITTEN AGREEMENT. All employees of the Company and all independent contractors of the Company must have a signed, written agreement with the Company prior to performing work for the Company.

Any violation of the above rules may result in disciplinary action, including termination of any employee found to have violated one or more of the above rules.